Exhibit 99.1

Principal Executive Officer and Principal Financial Officer

Certification for MetroCorp Bancshares, Inc.

The undersigned Principal Executive Officer and Principal Financial Officer of MetroCorp Bancshares, Inc. (the “Company”) hereby certify, based on their knowledge, that:

(i)	The compensation committee of the Company met 3 times with the Company’s senior risk officer between January 17, 2009 and the date of this certificate, and during some or all of these meetings discussed, reviewed, and evaluated with the senior risk officer the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(ii)	The compensation committee of the Company met 3 times with the Company’s senior risk officer between January 17, 2009 and the date of this certificate, and during some or all of these meetings identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)	The compensation committee of the Company met 3 times with the Company’s senior risk officer between January 17, 2009 and the date of this certificate, and during some or all of these meetings reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under 31 CFR § 30.7 in the Board Compensation Committee Report on Executive Compensation contained in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders;

(v)	The compensation committee of the Company will provide a narrative description in the Board Compensation Committee Report on Executive Compensation contained in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders of how it limited the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company,

(B)	Employee compensation plans that unnecessarily expose the Company to risks, and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)	The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), including the “Interim Final Rule” under 31 CFR Part 30 (hereinafter included when EESA is referenced), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable TARP period;

(viii)	The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable TARP period;

(ix)	The board of directors of the Company established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and the Company’s primary regulatory agency; this policy has been posted to the Company’s website; the Company and its employees have complied with this policy since the date the policy was put in place (on or before September 14, 2009) through December 31, 2009; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	The Company will permit a non-binding shareholder resolution, in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws, related to approval of the overall executive compensation policies and procedures employed by the Company, as described in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders;

(xi)	No later than April 30, 2010, the Company will disclose the amount, nature and justification for offering, during the 2009 calendar year, any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	No later than April 30, 2010, the Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged a compensation consultant during the 2009 calendar year and the services the compensation consultant or any affiliate of the compensation consultant provided to the Company, the board of directors of the Company, or the compensation committee during the past three years;

(xiii)	The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP period;

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)	The Company will submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

March 18, 2010	/s/ GEORGE M. LEE
(Date)	George M. Lee, Executive Vice Chairman, President and Chief Executive Officer

March 18, 2010	/s/ DAVID C. CHOI
(Date)	David C. Choi, Chief Financial Officer